Exhibit 10.1
APOLLO GROUP, INC.
SENIOR EXECUTIVE SEVERANCE PAY PLAN

APOLLO GROUP, INC.
SENIOR EXECUTIVE SEVERANCE PAY PLAN

i

APOLLO GROUP, INC.
SENIOR EXECUTIVE SEVERANCE PAY PLAN
     The Apollo Group, Inc. Senior Executive Severance Pay Plan as hereinafter set forth shall be effective with respect to Eligible Employees who incur an Involuntary Termination on or after June 24, 2010 (the “Effective Date”). The right of any former Eligible Employee whose employment was terminated prior to the Effective Date to receive any severance pay or similar benefit was governed by the provisions of the severance pay, policy, program or arrangement applicable to such former Eligible Employee on the date of his termination of employment, and such former Eligible Employee shall not be entitled to any severance benefits under this Plan.

ARTICLE I
DEFINITIONS
     The following terms as used herein shall have the meanings set forth below:
     (a) “Administrator” or “Plan Administrator” shall mean Apollo Group, Inc.
     (b) “Average Annual Bonus” shall mean the average of the actual incentive bonuses earned by the Participant for the three (3) fiscal years (or fewer number of fiscal years of employment with the Company) immediately preceding the fiscal year in which his or her Involuntary Termination occurs.
     (c) “Base Pay” shall mean a Participant’s gross weekly base salary calculated on the basis of the annual rate of base salary in effect for him or her at the time of his or her Involuntary Termination. “Base Pay” shall not include any forms of extra compensation, such as bonuses, cost-of-living and other allowances, any award paid to the Participant under any incentive compensation plan of the Company, any compensation attributable to stock options, restricted stock units or other equity or equity-based awards and any other contribution or payment by the Company pursuant to any retirement, profit-sharing, disability or survivor income plan, health or welfare plan, life insurance plan, fringe benefits plan or similar plan.
     (d) “COBRA Coverage Costs” shall mean the lump sum amount calculated and payable pursuant to Article II, Section C of the Plan to a Participant.
     (e) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
     (f) “Company” shall mean Apollo Group, Inc. and its subsidiaries, including (without limitation) The University of Phoenix, Inc., The College for Financial Planning Institutes Corporation, Insight Schools, Inc., Institute for Professional Development and Western International University, Inc.
     (g) “Effective Date” shall mean June 24, 2010, the date on which the Plan becomes effective.
     (h) “Employee” shall mean an individual who is in the employ of at least one member of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.
     (i) “Employer Group” shall mean the Company and each member of the group of commonly controlled corporations or other businesses that include the Company, as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(1), (2) and (3) of the Code for purposes of determining the controlled group of corporations under Section 414(b) of the Code, the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections, and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c) of the Code, the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.4.14(c)-2 of the Treasury Regulations.

     (j) “Eligible Employee” shall mean an Employee who is: (a) a Chief Executive or Chief Operating Officer of Apollo Group, Inc., (b) a Grade 18-22 Employee who reports directly to a Chief Executive Officer or Chief Operating Officer of Apollo Group, Inc., (c) a Grade 18-22 Employee who is an officer of a Company,
     (k) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
     (l) “Involuntary Termination” shall mean the unilateral termination of the Participant’s employment by the Company for any reason other than a Termination for Cause; provided, however, in no event shall an Involuntary Termination be deemed to incur in the event the Participant’s employment terminates by reason of his or her death or disability.
     (m) “Participant” shall mean an individual who at the time of his or her Involuntary Termination is an Eligible Employee. An Eligible Employee whose employment with the Company terminates for any reason other than an Involuntary Termination, including (without limitation) any of the following reasons, shall not be a Participant in the Plan and shall not be entitled to any severance benefits hereunder: (1) transfer to employment with another member of the Employer Group, (2) a voluntary resignation, (3) a Termination for Cause, (4) death or disability, (5) retirement (other than a retirement which is a direct result of an Involuntary Termination) or (6) temporary layoff or a military leave of absence, except that if (during such absence from work) an Involuntary Termination of his or her Eligible Employee status occurs, then the Eligible Employee shall be eligible for Severance Pay as a result of such Involuntary Termination. A Participant ceases to be such on the date he or she ceases to be eligible for any further Severance Pay pursuant to the provisions of Article II hereof.
     (n) “Plan” shall mean the Apollo Group, Inc. Senior Executive Severance Pay Plan, as amended from time to time.
     (o) “Plan Year” shall mean the calendar year or such other period as the Company shall from time to time determine.
     (p) “Separation from Service” shall mean the Participant’s cessation of Employee status and shall be deemed to occur for purposes of the Plan at such time as the level of his or her bona fide services to be performed as an Employee (or non-employee consultant) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services he or she rendered as an Employee during the immediately preceding thirty-six (36) months (or such shorter period for which he or she may have rendered such service). Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Code Section 409A. In addition to the foregoing, a Separation from Service will not be deemed to have occurred while an Employee is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or any longer period for which such Employee is, either by statute or contract, provided with a right to reemployment with one or more members of the Employer Group; provided, however, that in the event of an Employee’s leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and that causes such individual to be unable to perform his or her duties as an Employee, no Separation from Service shall be deemed to occur during the first twenty-nine (29) months of such leave. If the period of leave exceeds six (6) months (or twenty-nine (29) months in the event of disability as indicated above) and the Employee is not provided with a right to reemployment either by statute or contract, then such Employee will be deemed to have a Separation from Service on the first day immediately following the expiration of such six (6)-month or twenty-nine (29)-month period.
     (q) “Severance Pay” shall mean the amount payable pursuant to Article II, Section A of the Plan to a Participant. Severance Pay shall be paid to a Participant in installments in accordance with the provisions of Article II, Section F.
     (r) “Specified Employee” shall mean a Participant who is, pursuant to procedures established by the Plan Administrator in accordance with the applicable standards of Code Section 409A and the Treasury Regulations thereunder and applied on a consistent basis for all non-qualified deferred compensation plans of the Employer Group subject to Code Section 409A, deemed at the time of his or her Separation from Service to be a “specified employee” under Code Section 409A. The Specified Employees shall be identified on December 31 of each calendar year and shall include each Participant who is a “key employee” (within the meaning of that term under Code Section 416(i)) at any time during the twelve (12)-month period ending with such date. A Participant who is so identified as a Specified Employee will have that status for the twelve (12)-month period beginning on April 1 of the following calendar year.
     (s) “Termination for Cause” shall mean the termination of an Eligible Employee’s service or employment with the Company for one or more of the following reasons:
          (i) repeated dereliction of the material duties and responsibilities of his or her position with the Company;
          (ii) misconduct, insubordination or failure to comply with Company policies governing employee conduct and procedures;
          (iii) excessive lateness or absenteeism;
          (iv) conviction of or pleading guilty or nolo contendere to any felony involving theft, embezzlement, dishonesty or moral turpitude;
          (v) commission of any act of fraud against, or the misappropriation of property belonging to, the Company;
          (vi) commission of any act of dishonesty in connection with his or her responsibilities as an Employee that is intended to result in his or her personal enrichment or the personal enrichment of his or her family or others;
          (vii) any other misconduct adversely affecting the business or affairs of the Company; or

          (viii) a material breach of any agreement he or she may have at the time with the Company, including (without limitation) any proprietary information, non-disclosure or confidentiality agreement.
     (t) “Pro-Rata Vesting of Equity Awards” shall mean the process set forth in Article II, Section C of the Plan pursuant to which a Participant may be eligible to vest on a limited pro-rata basis in Company stock or stock-based awards that are made to him or her with an effective grant date on or after the Effective Date of the Plan and at a time when he or she is employed in a position with the Company at Grade 18 level or above, including (without limitation) stock option grants, restricted stock unit awards, performance share awards and any other equity or equity-based awards.

ARTICLE II
PLAN BENEFITS
A.	Severance Pay. Severance Pay shall be payable under this Plan as follows:
(1)	Grade 18 Eligible Employee. A Grade 18 Eligible Employee shall be eligible to receive Severance Pay equal to nine (9) months of his/her Base Pay.

(2)	Grade 19 Eligible Employee. A Grade 19 Eligible Employee shall be eligible to receive Severance Pay equal to (i) twelve (12) months of his/her Base Pay plus (ii) fifty percent (50%) of his or her Average Annual Bonus.

(3)	Grade 20-21 Eligible Employees. A Grade 20-21 Eligible Employee shall be eligible to receive Severance Pay equal to (i) eighteen (18) months of his/her Base Pay plus (ii) one times his or her Average Annual Bonus.

(4)	Grade 22 Eligible Employee. A Grade 22 Eligible Employee shall be eligible to receive Severance Pay equal to (i) twenty-four (24) months of his/her Base Pay plus (ii) one times his or her Average Annual Bonus, unless he or she is entitled to a greater dollar amount of severance pay under the terms of any employment agreement between such individual and the Company that is in effect at the time of his or her Involuntary Termination, in which event he or she shall not be entitled to any Severance Pay under this subparagraph (4).

(5)	Installment Payments. The Severance Pay to which a Participant becomes entitled under this Section A of Article II shall be paid in successive equal installments in accordance with the provisions of Article II, Section F below. Each such payment shall be subject to the Company’s collection of all applicable withholding taxes, and the Participant shall receive only the portion of such payment remaining after such withholding taxes have been collected.

(6)	Severance Offsets. The amount of Severance Pay payable to a Participant under Article II, Section A(1)-(4) hereof shall be reduced, to the extent permitted by applicable law and not otherwise in contravention of any applicable acceleration prohibition imposed under Code Section 409A, by (i) any monies a Participant owes to the Company, (ii) by the amount of any statutory benefit payable to the Participant by reason of his or her termination of employment, and (iii) by the amount of severance pay or other severance benefits payable to the Participant pursuant to any other plan of the Company or any agreement in effect between the Company and the Participant at the time of his or her Involuntary Termination, and any such severance pay or benefits shall accordingly reduce dollar-for-dollar any Severance Pay otherwise payable to the Participant under the Plan so that there shall be no duplication of such benefits.

(7)	Nonduplication. No Participant shall be entitled to benefits under more than one subsection of Article II, Section A.
B.	COBRA Coverage Costs. The Company shall make a lump sum cash payment to each Participant at Grade Level 20 or above who becomes entitled to Severance Pay under the Plan. The lump sum cash payment will be in an amount determined by multiplying (X) the amount by which (i) the monthly cost that would be payable by the Participant, as measured as of the date of his or her Involuntary Termination, to obtain continued medical care coverage for the Participant and his or her spouse and eligible dependents under the Company’s employee group health plan, pursuant to their COBRA rights, at the level in effect for each of them on the date of such Involuntary Termination exceeds (ii) the monthly amount payable at such time by a similarly-situated executive whose employment with the Company has not terminated to obtain group health care coverage at the same level by (Y) the number of months of Base Pay for which such Participant will receive Severance Pay under the Plan. The Company shall pay such lump sum amount to the Participant on the same date the first installment of his or her Severance Pay is paid in accordance with Article II, Section F below. Notwithstanding the foregoing, such lump sum payment shall be subject to the delayed commencement date provisions of Article III, Section A of the Plan, to the extent applicable. Such lump sum shall constitute taxable income to the Participant and shall be subject to the Company’s collection of all applicable withholding taxes, and the Participant shall receive only the portion of such payment remaining after such withholding taxes have been collected. It shall be the sole responsibility of the Participant and his or her spouse and eligible dependents to obtain actual COBRA coverage under the Company’s group health care plan.

C.	Pro-Rata Vesting of Equity Awards. An Eligible Employee who becomes entitled to Severance Pay under Article III, Section A shall also be entitled to pro-rata vesting of a portion of the equity awards that are made to him or her with an effective grant date on or after the Effective Date of the Plan and at a time when he or she is employed in a position with the Company at Grade 18 level or above, as follows:

(1)	For each such eligible equity award with a service-vesting requirement, the Participant shall vest in a pro-rated portion of the number of shares in which he or she would have otherwise vested in the twelve (12)-month service-vesting installment period in effect under that award at the time of his or her Involuntary Termination had he or she continued in the Company’s employ through the end of that installment period, with the pro-rated portion to be determined by multiplying that number of shares by a fraction, the numerator of which is the number of months of employment with the Company completed by the Participant during that installment period (rounded up to the next whole month) and the denominator of which is twelve (12).

(2)	For each such equity award with a performance-vesting component, the pro-rated service credit calculated in accordance with Section II C(1) will only be applied to the number of shares (if any) that would otherwise vest in that twelve (12)-month installment period based upon the attained level of the applicable performance goal(s). The Company shall have sole discretion to determine the level at which such performance goals have been attained or satisfied. No shares that vest on such a pro-rata basis under this Section II (C)(2) shall be issued until such determination is made following the end of the applicable performance measurement period.

(3)	Such pro-rata vesting of equity awards applies only to equity awards that are made to the Participant with an effective grant date on or after the Effective Date of the Plan and at a time when he or she is employed in a position with the Company at Grade 18 level or above. Such pro-rata vesting provisions of the Plan shall also be incorporated into the terms and provisions of the award agreements evidencing those qualifying equity awards

(4)	The shares of stock underlying any such equity award subject to Section 409A of the Code that vests on such a pro-rated basis in accordance with this Section II C shall be issued in accordance with the terms of the applicable award agreement and the applicable provisions of Article III of the Plan. All other shares of stock that vest on such a pro-rated basis hereunder in connection with the Participant’s Involuntary Termination shall be issued no later than the fifteenth day of the third calendar month following the date of such Involuntary Termination; provided, however, that such issuance shall be subject to the applicable provisions of Section II. C(2) above and any shares subject to stock option grants shall not be issued until the exercise date.

D.	Outplacement. Outplacement shall be provided under this Plan as follows:
(1)	Outplacement Service. A Participant shall be eligible to receive six (6) months of professional outplacement (dedicated consultant, resume creation, personal and career assessment, training in job search skills, office space, professional telephone and administrative support) under this Plan.

(2)	Limitation. No outplacement services will be provided beyond the close of the calendar year following the calendar year in which the Participant’s Involuntary Termination occurs.
E.	Requirement of Complete And Permanent Release and Restrictive Covenants. Notwithstanding any provision of the Plan to the contrary, a Participant’s entitlement to Severance Pay, COBRA Coverage Costs, Pro-Rata Vesting of Equity Awards and Outplacement is contingent upon the Participant’s timely signing, delivery and non-revocation of a complete and permanent general release of all claims against the Company and its affiliates and related parties (the “Release”). The Release will also subject the Participant to certain confidentiality, non-solicitation, non-disparagement and non-compete covenants in such form and substance as the Company deems appropriate.
On the date of the Participant’s Involuntary Termination or within fifteen (15) days thereafter, the Company shall furnish such Participant with a letter which describes the benefits of the Plan as applicable to the Participant (the “Severance Letter”). With the Severance Letter the Company shall also forward the appropriate form of Release to be executed by the Participant.
If age 40 or older, the Participant shall have twenty-one (21) calendar days from the date the Participant is provided with the form Release to review, sign and return that Release to the Company. However, if the Severance Pay is provided under this Plan in connection with an event which the Company in its discretion determines is a program affecting a group or class of Eligible Employees within the meaning of 29 USC Section 626(f)(1)(F)(ii), the Participant shall have forty-five (45) calendar days from the date the Participant is provided with the form Release to review, sign and return that Release to the Company. In either case, the Participant will have seven (7) days from the date the Participant returns the signed Release to revoke and void the Release by giving written notice of his or her intent to do so to the Company. The Release does not become effective or enforceable until the seven (7)-day revocation period has expired.

If under age 40, the Participant shall have fourteen (14) calendar days from the date the Participant is provided with the form Release to review, sign and return that Release to the Company, and such Release shall be effective and enforceable immediately upon delivery of the signed Release to the Company without any applicable revocation period.
F. Terms of Payment. Provided the Participant returns, within the applicable time period provided under Article II, Section E, the Release required to receive benefits under the Plan and does not revoke that release, the Severance Pay will be paid in successive equal installments over a period of months equal to the total number of months taken into account in calculating the Base Pay component of the Severance Pay to which such Participant is entitled. Such installments shall be payable over the applicable period on the regularly scheduled pay dates in effect for the Company’s salaried employees, with the first such installment to be paid on the first such pay date within the seventy-five (75)-day period measured from the date of the Participant’s Separation from Service due to his or her Involuntary Termination on which the Release delivered by the Participant in accordance with Article II, Section E is effective following the expiration of the applicable maximum review/delivery/return and revocation periods to which the Participant is entitled under the Plan and any applicable law with respect to such Release, or to begin on such subsequent date thereafter as the Company may determine in its sole discretion, but in no event shall the first such installment be paid later than the last day of the seventy-five (75)-day period measured from the date of the Participant’s Separation from Service. For purposes of Section 409A of the Code, the Severance Pay payable pursuant to this Section II F shall be deemed to be a series of separate payments, with each installment of the Severance Pay to be treated as a separate payment, and any such separate payments made during the period commencing with date of the Participant’s Involuntary Termination and ending with March 15 of the calendar year immediately following the calendar year in which such Involuntary Termination occurs shall constitute the Participant’s “Short-Term Deferral Payments” for purposes of Article III of the Plan.
G. Confidentiality, Non-Competition, Non-Solicitation and Non-Disparagement. In the event that the Participant violates any confidentiality, non-compete, non-solicitation or non-disparagement provisions in the Release or any other agreement between the Company and the Participant, the Participant shall not be entitled to Severance Pay, COBRA Coverage Costs, Pro-Rata Vesting of Equity Awards or Outplacement. If the Participant violates any Confidentiality, Non-Competition, Non-Solicitation or Non-Disparagement provisions in the Release or other agreement between the Company and the Participant, the Participant shall repay or return all Severance Pay, COBRA Coverage

Costs and the number of shares of the Company’s common stock attributable to the Pro-Rata Vesting of Equity Awards (or the gain realized from the sale of such shares) paid or issued to the Participant, along with the value of any Outplacement provided to the Participant.
H. Other Benefits. Except as provided in this Plan or to the extent required by law or the applicable provisions of an employee benefit program, coverage under all employee benefit programs maintained by Company will cease on the date of the Participant’s termination of employment. The Participant shall, however, have such rights as are required by law or the applicable provision of an employee benefit program with respect to the Company’s employee benefit programs, including the right to elect “COBRA” coverage under the Company health benefit programs.

ARTICLE III
DELAYED COMMENCEMENT DATE FOR SEVERANCE BENEFITS
     A. Notwithstanding any provision to the contrary in Article II or any other Article of the Plan, other than Sections III B and III C below, no severance benefit payable under the Plan (or component thereof) that is deemed to constitute an item of “nonqualified deferred compensation” within the meaning of Section 409A of the Code and that is otherwise payable in connection with a Participant’s Separation from Service shall be paid to the Participant until the earlier of (i) the first day of the seventh (7th) month following the date of such Participant’s Separation from Service or (ii) the date of his or her death, if the Participant is deemed at the time of such Separation from Service to be a Specified Employee and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable delay period, all payments delayed pursuant to this Section III A, whether they were otherwise payable in installments or a lump sum, shall be paid in a lump sum to the Participant, and any remaining severance benefits shall be paid in accordance with the applicable provisions of Article II.
     B. Notwithstanding Section A of this Article III, the delayed commencement date provisions of such Section III A shall not be applicable to (i) any severance payments under Article II that qualify as Short-Term Deferral Payments exempt from Code Section 409A or any other severance benefits hereunder that qualify for such exemption and (ii) the portion of a Participant’s Severance Pay, COBRA Coverage Costs and the Pro-Vesting of Equity Awards otherwise subject to Code Section 409A that does not exceed the dollar limit described below and that is otherwise scheduled to be paid in connection with such Participant’s Separation from Service but not later than the last day of the second calendar year following the calendar year in which such Separation from Service occurs. Accordingly, the foregoing clause (i) and (ii) payments shall be paid to the Participant as they become due and payable in accordance with the payment provisions of Article II. For purposes of clause (ii) of this Section III B, the applicable dollar limitation will be equal to two (2) times the lesser of (A) the Participant’s annualized compensation (based on his or her annual rate of pay for the taxable year preceding the taxable year of his or her Separation from Service, adjusted to reflect any increase during that taxable year which was expected to continue indefinitely had such Separation from Service not occurred) or (B) the compensation limit under Section 401(a)(17) of the Code as in effect in the year of the Separation from Service.
     C. Section A of this Article III shall not apply to the lump sum payment of COBRA Coverage Costs to the extent the dollar amount of that payment does not exceed the applicable dollar amount in effect under Section 402(g)(1)(B) of the Code for the calendar year in which the Participant’s Separation form Service occurs.

     D. Notwithstanding any other provision of the Plan to the contrary, no distribution shall be made from the Plan that would constitute an impermissible acceleration of payment as defined in Section 409A(3) of the Code and the Treasury Regulations thereunder.
     E. No interest shall be paid on any Severance Pay or COBRA Coverage Costs for which a delayed commencement date is required in accordance with the foregoing provisions of this Article III.

ARTICLE IV
NON-ALIENATION OF PLAN BENEFITS
     Except as provided by applicable law, no Severance Pay, COBRA Coverage Costs or Pro-Rata Vesting of Equity Awards payable to any Participant under the provisions of the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be void, nor shall any such Severance Pay, COBRA Coverage Costs or Pro-Rata Vesting of Equity Awards be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of any Participant.
     If any Participant is, in the judgment of the Administrator, unable to take care of his or her affairs for any reason whatsoever, including mental condition, illness or accident, any Severance Pay, COBRA Coverage Costs or Pro-Rata Vesting of Equity Awards payable under the Plan may be paid to the guardian or other legal representative of such Participant or to such other person or institution who, in the opinion of the Administrator, is then maintaining or has custody of such Participant. Such payment shall constitute a full discharge with respect thereto and the Administrator shall have sole discretion in determining to whom such payment shall be made and in changing the payee from time to time.

ARTICLE V
FUNDS FROM WHICH PLAN BENEFITS ARE PAYABLE
     The Plan shall be unfunded. All Severance Pay and COBRA Coverage Costs intended to be provided under the Plan shall be paid from time to time from the general assets of the Company and paid in accordance with the provisions of the Plan.

ARTICLE VI
CLAIM PROCEDURE
     The plan administrator shall establish a claims procedure which satisfies the requirements of 29 CFR Section 2560.503-1 as applicable to a severance pay plan subject to ERISA. The Plan Administrator has full and complete discretionary authority to decide any matter presented through the claims procedure and the final decision by the Plan Administrator shall be binding on all parties to the maximum extent allowed by law.

ARTICLE VII
THE ADMINISTRATOR
     The general administration of the Plan shall be vested in the Administrator who shall be the Plan Administrator for purposes of ERISA.
     The Administrator may employ counsel, actuaries and agents and engage such clerical, medical and actuarial services as the Administrator deems expedient.
     All expenses incurred by the Administrator in the administration of the Plan, including compensation of the counsel, agents and agencies as the Administrator may appoint or employ, shall be paid by the Company.

ARTICLE VIII
ACCOUNTS AND RECORDS
     The Administrator shall keep such accounts and records as it may deem necessary or proper in the performance of its duties as administrator of the Plan.

ARTICLE IX
INTERPRETATION OF PROVISIONS
     The Administrator shall have full and complete discretionary power and authority to determine the amount of any Severance Pay, COBRA Coverage Costs and Pro-Rata Vesting of Equity Awards, if any, payable under the Plan and all other matters arising in the administration, interpretation and application of the Plan.
     The Plan is intended to comply with the applicable requirements of Code Section 409A and the Treasury Regulations thereunder. Payments to Plan Participants are also intended, where possible, to comply with the “short term deferral exception” and the “involuntary separation pay exception” to Code Section 409A. Accordingly, the provisions of the Plan applicable to Severance Pay, COBRA Coverage Costs and Pro-Rata Vesting of Equity Awards and the determination of the Participant’s Separation form Service due to his or her Involuntary Termination shall be applied, construed and administered so that those benefits qualify for one or both of those exceptions, to the maximum extent allowable. However, to the extent any payment or benefit under the Plan is deemed to constitute an item of deferred compensation subject to the requirements of Code Section 409A, the provisions of the Plan applicable to that payment or benefit shall be applied, construed and administered so that such payment or benefit is made or provided in compliance with the applicable requirements of Code Section 409A. In addition, should there arise any ambiguity as to whether any other provisions of the Plan would contravene one or more applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder, such provisions shall be interpreted, administered and applied in a manner that complies with the applicable requirements of Code Section 409A and the Treasury Regulations thereunder.

ARTICLE X
AMENDMENT OF PLAN
     The Company’s Board of Directors or an authorized Board committee may, from time to time and at any time, amend the Plan and any of the benefits set forth in the Plan.
     Any amendment to the Plan may effect a substantial change in the Plan and may include (but shall not be limited to) (1) a reduction to the level of Severance Pay, COBRA Coverage Costs, Pro-Rata Vesting of Equity Awards and/or other benefits payable under the Plan, (2) a provision for the participation in the Plan by any subsidiary of the Company, (3) a change in the class or classes of persons to whom any Severance Pay, COBRA Coverage Costs and/or Pro-Rata Vesting of Equity Awards may be or become payable, and (4) any change deemed by the Company to be necessary or desirable to make the Plan conform to, or to enable Participants to obtain tax benefits under, any existing or future laws or rules or regulations thereunder.

ARTICLE XI
DISCONTINUANCE OF PLAN
     The Plan may be terminated at any time and for any reason by action of the Company’s Board of Directors or an authorized Board committee.

ARTICLE XII
NO CONTRACT OF EMPLOYMENT
     The adoption and maintenance of the Plan shall not be deemed to constitute a contract between the Company and any Eligible Employee or to be a consideration for, or an inducement or condition of, the employment of any person. Nothing herein contained shall be deemed to give any Eligible Employee the right to be retained in the service of the Company or to interfere with the rights of the Company to discharge any Eligible Employee at any time. No Eligible Employee shall, because of the Plan, become entitled to any offer of relocation, lateral transfer, downgrade with pay protection, or any other term of employment.

ARTICLE XIII
FORMS; COMMUNICATIONS
     A. The Administrator shall provide such appropriate forms as it may deem expedient in the administration of the Plan.
     B. All communications concerning the Plan shall be in writing addressed to the Administrator at such address as the Administrator may from time to time designate, and no such communication shall be effective for any purpose unless received by the Administrator.
     C. The Administrator shall issue a summary plan description to the Eligible Employees describing the Plan. In the event of any conflict between the terms of the Plan, as set forth in the Plan and as set forth in the summary plan description, the Plan shall control.

ARTICLE XIV
GOVERNING LAW
     The Plan shall be governed by and construed in accordance with the laws of the State of Arizona, except to the extent that the laws of the United States (including ERISA) take precedence and preempt state laws.